UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 2, 2011

Hardinge Inc.

(Exact name of Registrant as specified in its charter)

New York	000-15760	16-0470200
(State or other jurisdiction of	Commission file number	(I.R.S. Employer
incorporation or organization)		Identification No.)

One Hardinge Drive Elmira, NY 14902

(Address of principal executive offices)  (Zip code)

(607) 734-2281

(Registrant’s telephone number including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 2, 2011, the Board of Directors of Hardinge Inc. (the “Company”) approved a series of increases with respect to the compensation arrangements for directors who are not also full-time employees of the Company (“Director Compensation Arrangements”).  These increases will become effective as of September 1, 2011.

In May 2009, a ten percent reduction was implemented by the Company with respect to fees paid to directors for attendance at meetings of the Board of Directors and committees of the Board of Directors as part of a series of cost reduction actions that were adopted by the Company at that time.  In January 2010, a ten percent reduction was implemented by the Company with respect to fees paid to chairmen of the committees of the Board of Directors as an additional cost reduction measure.

The recent increases that were approved by the Company’s Board of Directors represent a restoration of certain Director Compensation Arrangements to the respective amounts that were in effect prior to the reductions that were implemented in May 2009 and January 2010.

Specifically, the restored Director Compensation Arrangements, all of which will become effective as of September 1, 2011, are as follows:

Committee Chair Fees	$8,000 per year will be paid annually for the Chairman of the Audit Committee; $4,000 per year will be paid annually for the Chairmen of the other committees.

Meeting Fees	Directors will receive $1,500 for each board meeting attended; directors will receive $1,000 for each committee meeting attended.

A summary sheet that sets forth the terms of the increases to the Director Compensation Arrangements is included as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

10.1         Summary Sheet reflecting the changes made to Director Compensation Arrangements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Hardinge Inc.

Date:	/s/ Richard L. Simons
August 8, 2011	Richard L. Simons
President and Chief Executive Officer